Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL GLOBAL TECHNOLOGIES REPORTS FISCAL 2009 FIRST QUARTER FINANCIAL RESULTS
Q1 FY 2009 Highlights
• Net sales of $22.3 million
• Operating Income of $1.0 million
• Diluted earnings per share of $0.02
• New digital product line launches

Franklin Park, IL – November 26, 2008 -- Del Global Technologies Corp. (OTCBB: DGTC) (“Del Global” or “the Company”) today announced financial results for its fiscal 2009 first quarter ended November 1, 2008.

Consolidated net sales for the first quarter of fiscal 2009 decreased 16.6% to $22.3 million from $26.7 million in the first quarter of fiscal 2008, due to lower sales at the Medical Systems Group. Net sales at the Medical Systems Group declined 18.8% to $19.6 million from the comparable prior year period, due to decreased international sales volume attributable to an unusually favorable prior year shipment level on an international contract that was satisified in full during the second quarter of fiscal 2008, partially offset by increased domestic medical equipment shipments. Sales at the Power Conversion Group (“RFI”) during the first quarter of fiscal 2009 were $2.7 million, roughly equivalent to sales in the same period last year.

Despite a decline in sales volume, consolidated gross margin remained relatively stable quarter-overquarter at 23.8% of sales during the first quarter of fiscal 2009 as compared to 24.1 % of sales in the first quarter of fiscal 2008. Gross margin at the Medical Systems Group during the first quarter of fiscal 2009 was 22.1% as compared to 22.7% in the prior year’s first quarter, attributable to reduced international shipments, partially offset by increased margin on domestic shipments. Gross margin at RFI declined slightly to 35.7% from 36.5% in the first quarter of fiscal 2008.

Total operating expenses for the first quarter of fiscal 2009 were essentially unchanged from the prior year period, but did include approximately $0.1 million of restructuring costs and travel expenses related to developing sourcing alliances in the far east. Research and development expenses in the first quarter of fiscal 2009 of $0.5 million was equal to research and development expense in the same period last year, reflecting Del Global’s continued investment in new product development.

Operating income for the first quarter of fiscal 2009 declined to $1.0 million from $2.2 million in the comparable period last year. Operating income at the Medical Systems Group declined to $0.9 million from $2.2 million in the first quarter of fiscal 2008 related to the volume reduction from international shipments and increased income from domestic operations. RFI generated operating income of $0.4 million, equivalent to operating income in the same period last year. Unallocated corporate expenses for the first quarter of fiscal 2009 totaled $0.3 million as compared to $0.4 million in the same period last year.

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Net income in the first quarter of fiscal 2009 declined to $0.6 million, or $0.02 per diluted share, from $1.1 million, or $0.04 per diluted share. For the first quarter of fiscal 2009, there were approximately 24.3 million weighted average common shares diluted outstanding (“shares outstanding”) as compared to 24.7 million shares outstanding diluted in the first quarter of fiscal 2008. The decrease in diluted shares outstanding was due to the impact of dilutive warrants that expired August 2, 2008 and the expiration of unexercised employee stock options.

BACKLOG

Consolidated backlog at November 1, 2008 was $23.4 million as compared to $25.7 million at October 27, 2007. Backlog at the Medical Systems Group increased $0.1 million from August 2, 2008. Backlog at RFI increased $0.6 million to $6.0 million from levels at the beginning of the fiscal year. Substantially all of the backlog should result in shipments within the next 12 to 15 months.

FINANCIAL CONDITION

Del Global’s balance sheet at November 1, 2008 reflected working capital of $29.4 million, which included $9.6 million of cash and cash equivalents. As of November 1, 2008, Del Global did not have any outstanding borrowings under its U.S. or Italian revolving credit facilities. In the aggregate, Del Global had approximately $18.1 million of borrowing availability under its domestic and Italian revolving credit facilities.

COMMENTS

James A. Risher, Del Global’s President and Chief Executive Officer commented, “We are very pleased with our operating results for the first quarter, and continue to believe that we are making the necessary investments in our customer relationships, product portfolio, and operating infrastructure to facilitate continued progress during fiscal 2009. We are excited about our new digital family of products and digital flat panel fluoroscopy that will be showcased at the upcoming RSNA Conference in Chicago. The Del Titan Series of Digital Radiographic products and the Apollo DRF Digital Multi-function R/F system will be highlighted at our booth. We will be introducing additional digital products throughout 2009 that will offer higher image quality at competitive pricing.”

“We recognize, however, that 2009 could be a challenging year as an anticipated deceleration in overall U.S. economic growth combines with new domestic healthcare policies that could adversely affect purchasing behavior. However, the majority of our sales are to international customers, who operate in countries with national healthcare systems, which limits the dependency on U.S. market changes.

“Our financial position is very strong, and we believe that we have ample liquidity to pursue our growth initiatives, which includes strategic acquisitions, as well as fund the previously announced stock buyback program.”

ANNUAL MEETING OF SHAREHOLDERS

Del Global is scheduled to hold its Annual Meeting of Shareholders on December 16, 2008 at 3:00 PM Central Time. The meeting will be held at the Talbott Hotel, 20 E. Delaware Place, Chicago IL, USA.

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INVESTOR CONFERENCE CALL

Del Global will host a conference call on December 5, 2008 at 11:00 AM Eastern Time / 10:00 AM Central Time to discuss these results. The telephone number to join this conference call is (888) 737-9832 (Domestic) or (706) 679-0770 (International). In addition, the conference call will be broadcast live over the Internet under the “Investor Relations” section of Del Global’s web site at www.delglobal.com; click on “Presentations & Webcasts.” To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed on Del Global’s website for approximately 30 business days.

ABOUT DEL GLOBAL TECHNOLOGIES

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical, dental and veterinary applications through the Del Medical Systems Group. Through its U.S. based Del Medical Imaging Corp. and Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiaries the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its RFI subsidiary, Del Global manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications. The company’s web site is www.delglobal.com.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. Del Global cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of Del Global to implement its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

DEL GLOBAL TECHNOLOGIES CORP.:
James A. Risher
Chief Executive Officer
(847) 288-7065

Mark A. Zorko
Chief Financial Officer
 (847) 288-7003

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DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	November 1, 2008	October 27 2007
Net Sales	$22,291	$26,716
Cost of Sales	16,984	20,285

Gross Margin	5,307	6,431

Selling, General and Administrative	3,843	3,740
Research and Development	489	481

Total Operating Expenses	4,332	4,221

Operating Income	975	2,210
Interest Expense	(55)	(70)
Other Income/ (Expense)	67	(7)

Income from Continuing Operations Before Income Tax Provision	987	2,133

Income Tax Provision	396	1,026

Net Income	591	1,107

Income Per Common Share-Basic	$0.02	$0.05

Weighted Average Shares Outstanding	24,243,259	24,161,407

Income Per Common Share-Diluted	$0.02	$0.04

Weighted Average Shares Outstanding	24,300,277	24,722,392

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DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In thousands, except per share data)
(Unaudited)

	November 1, 2008	August 2, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,583	$7,828
Trade receivables	21,199	25,218
Inventories	17,602	18,439
Prepaid expenses and other current assets	1,765	2,085
Total current assets	50,149	53,570
NON-CURRENT ASSETS:
Property plant and equipment, net	6,703	7,377
Deferred income taxes	660	770
Goodwill	4,526	4,526
Other assets	96	110
Total non-current assets	11,985	12,783
TOTAL ASSETS	$62,134	$66,353

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	1,643	1,797
Accounts payable - trade	10,944	12,191
Accrued expenses	8,128	8,378
Total current liabilities	20,715	22,366
NON-CURRENT LIABILITIES:
Long-term debt, less current portion	3,592	4,504
Other long-term liabilities	2,762	3,320
Total non-current liabilities	6,354	7,824
Total liabilities	27,069	30,190
Total shareholders' equity	35,065	36,163
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$62,134	$66,353